NEWS FROM	EXHIBIT 99

Media Contact	Nov. 1, 2006

Andy Brimmer, 205-410-2777

HEALTHSOUTH ANNOUNCES DATE OF THIRD QUARTER

EARNINGS RELEASE AND CONFERENCE CALL

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) today announced it will host an investor conference call at 8:30 a.m. Eastern Time on Nov. 9, 2006, to discuss its results for the third quarter of 2006.

The conference call may be accessed by dialing 866-491-4244 and entering pass code 8069200. International callers should dial 973-582-2815 and enter the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from Nov. 9 until Nov. 23, 2006. To access the replay, please dial 877-519-4471. International callers should dial 973-341-3080. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

HealthSouth executives will also make presentations at the Merrill Lynch Leveraged Finance Conference in Las Vegas on Nov. 14; the JP Morgan Small/Mid Cap Conference in Boston on Nov. 14; and the Merrill Lynch Health Services Investor Conference in New York on Nov. 28.

About HealthSouth

HealthSouth strives to be the healthcare company of choice for its patients, employees, physicians and shareholders. Operating across the country, HealthSouth is one of the nation's largest providers of inpatient rehabilitative services, outpatient rehabilitation centers, surgery centers, and diagnostic imaging centers. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to the consummation of the proposed settlement of pending litigation relating to HealthSouth’s prior reporting and financial practices; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully consummate transactions related to its previously announced strategic repositioning; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2005; Form 10-Qs for the quarters ended March 31, 2006 and June 30, 2006.

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